Exhibit 99.1

VIPER ENERGY, INC., A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 24, 2025 (GLOBE NEWSWIRE) -- Viper Energy, Inc., (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2024.

FOURTH QUARTER HIGHLIGHTS
•Q4 2024 average production of 29,859 bo/d (56,109 boe/d)
•Q4 2024 consolidated net income (including non-controlling interest) of $272.8 million; net income attributable to Viper of $210.1 million, or $2.04 per Class A common share; includes a one-time tax benefit of $155.9 million from the reversal of the valuation allowance against the Company’s deferred tax assets
•Q4 2024 cash available for distribution to Viper’s Class A common shares (as defined and reconciled below) of $89.0 million, or $0.86 per Class A common share
•As previously announced, declared Q4 2024 base cash dividend of $0.30 per Class A common share; implies a 2.5% annualized yield based on the February 21, 2025, share closing price of $48.33
•As previously announced, declared Q4 2024 variable cash dividend of $0.35 per Class A common share; total base-plus-variable dividend of $0.65 per Class A common share implies a 5.4% annualized yield based on the February 21, 2025, share closing price of $48.33
•Total Q4 2024 return of capital of $66.7 million, or $0.65 per Class A common share, represents 75% of cash available for distribution
•381 total gross (8.1 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q4 2024 with an average lateral length of 10,818 feet

FULL YEAR 2024 HIGHLIGHTS
•Full year 2024 average production of 27,156 bo/d (49,784 boe/d)
•Received $6.2 million in lease bonus income
•Full year 2024 consolidated net income (including non-controlling interest) of $603.6 million; net income attributable to Viper of $359.2 million, or $3.82 per Class A common share
•Declared dividends of $2.49 per Class A common share during the full year 2024
•Generated full year 2024 consolidated adjusted EBITDA (as defined and reconciled below) of $782.2 million
•Proved reserves as of December 31, 2024 of 195,873 Mboe (84% PDP, 93,563 Mbo), up 9% year over year with oil up 4% from year end 2023
•1,461 total gross (27.9 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during 2024 with an average lateral length of 11,381 feet

2025 OUTLOOK
•As previously announced, on January 30, 2025, entered into a definitive purchase and sale agreement to acquire all of the equity interests of certain mineral and royalty interest owning subsidiaries of Diamondback in exchange for $1.0 billion of cash and approximately 69.63 million limited liability company membership interests of Viper Energy Partners LLC (“OpCo units”), along with an accompanying equal amount of Class B common stock of the Company, subject to customary closing adjustments (the “Drop Down”); expected to close in the second quarter of 2025, subject to the approval by Viper’s stockholders and clearance of other typical closing conditions
•On February 14, 2025, closed the acquisition of certain mineral and royalty interests from Morita Ranches Minerals LLC in exchange for approximately $211.0 million of cash and approximately 2.40 million OpCo units (along with an accompanying equal amount of Class B common stock of the Company), subject to customary post-closing adjustments (the “Quinn Ranch Acquisition”)
•Initiating average daily production guidance for Q1 2025 of 30,000 to 31,000 bo/d (54,000 to 56,000 boe/d)
•Upon the assumed closing of the Drop Down during Q2 2025, expect average daily production for the balance of 2025 in the range of 47,000 to 49,000 bo/d (85,000 to 88,000) boe/d
•As of December 31, 2024, there were approximately 867 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.6% net royalty interest (14.1 net 100% royalty interest wells)
•Approximately 1,191 gross (23.9 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third-party operators’ permits

“The fourth quarter concluded a landmark year for Viper. For the full year, we continued to deliver strong organic production growth on our legacy assets and successfully executed on our differentiated acquisition strategy. Looking ahead, we continue to be excited about the transformative Drop Down transaction between Viper and Diamondback that was previously announced. We look forward to working toward a timely closing of the transaction and the unmatched forward outlook Viper will be provided upon that closing,” stated Kaes Van’t Hof, Chief Executive Officer of Viper.

FINANCIAL UPDATE

Viper’s fourth quarter 2024 average unhedged realized prices were $69.91 per barrel of oil, $0.84 per Mcf of natural gas and $22.15 per barrel of natural gas liquids, resulting in a total equivalent realized price of $43.56/boe.

Viper’s fourth quarter 2024 average hedged realized prices were $69.00 per barrel of oil, $1.05 per Mcf of natural gas and $22.15 per barrel of natural gas liquids, resulting in a total equivalent realized price of $43.38/boe.

During the fourth quarter of 2024, the Company recorded total operating income of $228.7 million and consolidated net income (including non-controlling interest) of $272.8 million. During the quarter, the Company reversed the valuation allowance against its deferred tax assets as of the quarter and year ended December 31, 2024, with an accompanying $155.9 million deferred tax benefit recorded through continuing operations.

As of December 31, 2024, the Company had a cash balance of $26.9 million and total long-term debt outstanding (excluding debt issuance costs, discounts and premiums) of $1.1 billion, resulting in net debt (as defined and reconciled below) of $1.1 billion. Viper’s outstanding long-term debt as of December 31, 2024 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027, $400.0 million in aggregate principal amount of its 7.375% Senior Notes due 2031 and $261.0 million in borrowings on its revolving credit facility, leaving $989.0 million available for future borrowings and $1.0 billion of total liquidity.

FOURTH QUARTER 2024 CASH DIVIDEND & CAPITAL RETURN PROGRAM

As previously announced, the Board of Directors (the “Board”) of Viper Energy, Inc., declared a base dividend of $0.30 per Class A common share for the fourth quarter of 2024 payable on March 13, 2025 to Class A common shareholders of record at the close of business on March 6, 2025.

The Board also declared a variable cash dividend of $0.35 per Class A common share for the fourth quarter of 2024 payable on March 13, 2025 to Class A common shareholders of record at the close of business on March 6, 2025.

OPERATIONS UPDATE

During the fourth quarter of 2024, Viper estimates that 381 gross (8.1 net 100% royalty interest) horizontal wells with an average royalty interest of 2.1% were turned to production on its acreage position with an average lateral length of 10,818 feet. Of these 381 gross wells, Diamondback is the operator of 88 gross wells, with an average royalty interest of 6.4%, and the remaining 293 gross wells, with an average royalty interest of 0.9%, are operated by third parties.

Viper’s footprint of mineral and royalty interests was 35,671 net royalty acres as of December 31, 2024.

Our gross well information as of December 31, 2024 is as follows, unless otherwise specified:

	Diamondback Operated	Third-Party Operated	Total
Horizontal wells turned to production (fourth quarter 2024)(1):
Gross wells	88	293	381
Net 100% royalty interest wells	5.6	2.5	8.1
Average percent net royalty interest	6.4%	0.9%	2.1%

Horizontal wells turned to production (year ended December 31, 2024)(2):
Gross wells	285	1,176	1,461
Net 100% royalty interest wells	16.0	11.9	27.9
Average percent net royalty interest	5.6%	1.0%	1.9%

Horizontal producing well count:
Gross wells	2,898	8,161	11,059
Net 100% royalty interest wells	156.3	104.1	260.4
Average percent net royalty interest	5.4%	1.3%	2.4%

Horizontal active development well count:
Gross wells	146	721	867
Net 100% royalty interest wells	6.0	8.1	14.1
Average percent net royalty interest	4.1%	1.1%	1.6%

Line of sight wells:
Gross wells	324	867	1,191
Net 100% royalty interest wells	10.1	13.8	23.9
Average percent net royalty interest	3.1%	1.6%	2.0%
(1) Average lateral length of 10,818 feet.
(2) Average lateral length of 11,381 feet.

The 867 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 54 gross rigs operating on Viper’s acreage, 10 of which are operated by Diamondback. The 1,191 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third-party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

YEAR END RESERVES UPDATE

Viper’s proved oil and natural gas reserve estimates and their associated future net cash flows were prepared by Viper’s internal reservoir engineers, and audited by Ryder Scott Company, L.P., independent petroleum engineers, as of December 31, 2024. Reference prices of $75.48 per barrel of oil and natural gas liquids and $2.13 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $75.61 per barrel of oil, $0.49 per Mcf of natural gas and $20.62 per barrel of natural gas liquids.

Proved reserves at year-end 2024 of 195,873 Mboe (93,563 Mbo) represent a 9% increase over year-end 2023 reserves. The year-end 2024 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $3.7 billion and a standardized measure of discounted future net cash flows of $3.3 billion.

Proved developed reserves increased by 14% year over year to 163,865 Mboe (76,020 Mbo) as of December 31, 2024, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 34,845 Mboe resulted in a reserve replacement ratio of 191% (defined as the sum of extensions, discoveries, revisions, purchases and divestitures, divided by annual production). The organic reserve replacement ratio was 121% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 24,936 Mboe are primarily attributable to the drilling of 1,170 new wells and from 447 new proved undeveloped locations added. The Company’s total downward revisions of previous estimated quantities of 2,894 Mboe consist of negative revisions of 6,539 Mboe associated with lower commodity prices and PUD downgrades of 2,936 Mboe offset by positive revisions of 6,580 Mboe primarily attributable to performance revisions. The purchase of reserves in place of 14,941 Mboe resulted primarily from the previously reported Tumbleweed acquisitions and other acquisitions of certain mineral and royalty interests.

	Oil (MBbls)	Gas (MMcf)	Liquids (MBbls)	Mboe
As of December 31, 2023	89,903	263,578	45,416	179,249
Purchase of reserves in place	7,891	20,310	3,665	14,941
Extensions and discoveries	13,099	33,498	6,254	24,936
Revisions of previous estimates	(6,472)	4,449	2,837	(2,894)
Divestitures	(919)	(4,605)	(451)	(2,138)
Production	(9,939)	(24,606)	(4,181)	(18,221)
As of December 31, 2024	93,563	292,624	53,540	195,873

As the owner of mineral and royalty interests, Viper incurred no exploration and development costs during the year ended December 31, 2024.

	December 31,
	2024	2023	2022
	(in thousands)
Acquisition costs:
Proved properties	$340,907	$402,659	$46,307
Unproved properties	830,450	758,342	16,624
Total	$1,171,357	$1,161,001	$62,931

GUIDANCE UPDATE

Below is Viper’s guidance for Q1 2025. Guidance for full year 2025 will be provided pending the closing of the Drop Down.

Viper Energy, Inc.

Q1 2025 Net Production - Mbo/d	30.00 - 31.00
Q1 2025 Net Production - Mboe/d	54.00 - 56.00

Unit costs ($/boe)
Depletion	$12.25 - $12.75
Cash G&A	$0.80 - $1.00
Non-Cash Share-Based Compensation	$0.10 - $0.20
Net Interest Expense	$2.50 - $3.00

Production and Ad Valorem Taxes (% of Revenue)	~7%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy, Inc.)(1)	20% - 22%
Q1 2025 Cash Taxes ($ - million)(2)	$15.0 - $20.0
(1)Pre-tax income attributable to Viper Energy, Inc. is reconciled below.
(2)Attributable to Viper Energy, Inc.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2024 on Tuesday, February 25, 2025 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy, Inc.
Viper is a corporation formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits or other effects of strategic transactions (including the pending Drop Down and other acquisitions or divestitures); and plans and objectives (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash dividend policy and common stock repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial sector; higher interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy, Inc.
Consolidated Balance Sheets
(unaudited, in thousands, except share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$26,851	$25,869
Royalty income receivable (net of allowance for credit losses)	149,234	108,681
Royalty income receivable—related party	30,971	3,329
Income tax receivable	2,238	813
Derivative instruments	17,638	358
Prepaid expenses and other current assets	11,112	4,467
Total current assets	238,044	143,517
Property:
Oil and natural gas interests, full cost method of accounting ($2,179,837 and $1,769,341 excluded from depletion at December 31, 2024 and December 31, 2023, respectively)	5,712,671	4,628,983
Land	5,688	5,688
Accumulated depletion and impairment	(1,080,764)	(866,352)
Property, net	4,637,595	3,768,319
Derivative instruments	—	92
Deferred income taxes (net of allowances)	185,235	56,656
Other assets	8,166	5,509
Total assets	$5,069,040	$3,974,093
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$85	$19
Accounts payable—related party	1,980	1,330
Accrued liabilities	42,272	27,021
Derivative instruments	2,323	2,961
Income taxes payable	2,034	1,925
Total current liabilities	48,694	33,256
Long-term debt, net	1,082,979	1,083,082
Derivative instruments	—	201
Other long-term liabilities	30,148	—
Total liabilities	1,161,821	1,116,539
Stockholders’ equity:
Class A Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 102,977,142 and 86,144,273 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Class B Common Stock, $0.000001 par value: 1,000,000,000 shares authorized; 85,431,453 and 90,709,946 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	1,568,560	1,031,078
Retained earnings (accumulated deficit)	118,444	(16,786)
Total Viper Energy, Inc. stockholders’ equity	1,687,004	1,014,292
Non-controlling interest	2,220,215	1,843,262
Total equity	3,907,219	2,857,554
Total liabilities and stockholders’ equity	$5,069,040	$3,974,093

Viper Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating income:
Oil income	$192,040	$175,254	$750,243	$619,181
Natural gas income	6,050	7,979	14,813	30,953
Natural gas liquids income	26,775	18,981	88,520	66,976
Royalty income	224,865	202,214	853,576	717,110
Lease bonus income—related party	—	2,238	227	107,823
Lease bonus income	3,655	125	5,944	1,855
Other operating income	179	135	640	909
Total operating income	228,699	204,712	860,387	827,697
Costs and expenses:
Production and ad valorem taxes	16,162	12,607	60,882	50,401
Depletion	64,591	44,787	214,412	146,118
General and administrative expenses—related party	3,150	924	10,541	3,696
General and administrative expenses	1,388	3,027	8,100	6,907
Other operating (income) expense	58	356	55	356
Total costs and expenses	85,349	61,701	293,990	207,478
Income (loss) from operations	143,350	143,011	566,397	620,219
Other income (expense):
Interest expense, net	(19,112)	(15,756)	(73,848)	(47,392)
Gain (loss) on derivative instruments, net	6,122	4,892	11,386	(25,793)
Other income, net	—	1	—	259
Total other expense, net	(12,990)	(10,863)	(62,462)	(72,926)
Income (loss) before income taxes	130,360	132,148	503,935	547,293
Provision for (benefit from) income taxes	(142,440)	6,217	(99,711)	45,952
Net income (loss)	272,800	125,931	603,646	501,341
Net income (loss) attributable to non-controlling interest	62,733	68,959	244,401	301,253
Net income (loss) attributable to Viper Energy, Inc.	$210,067	$56,972	$359,245	$200,088

Net income (loss) attributable to common shares:
Basic	$2.04	$0.70	$3.82	$2.69
Diluted	$2.04	$0.70	$3.82	$2.69
Weighted average number of common shares outstanding:
Basic	102,977	81,219	93,932	74,176
Diluted	102,977	81,219	93,932	74,176

Viper Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$272,800	$125,931	$603,646	$501,341
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(148,580)	(7,887)	(149,085)	(7,000)
Depletion	64,591	44,787	214,412	146,118
(Gain) loss on derivative instruments, net	(6,122)	(4,892)	(11,386)	25,793
Net cash receipts (payments) on derivatives	(940)	(3,300)	(2,978)	(13,319)
Other	1,727	1,397	6,197	3,442
Changes in operating assets and liabilities:
Royalty income receivable	(16,135)	(5,232)	(13,249)	(27,379)
Royalty income receivable—related party	5,025	4,102	(27,642)	2,931
Accounts payable and accrued liabilities	(7,190)	2,155	7,002	6,311
Accounts payable—related party	1,981	1,330	651	1,024
Income taxes payable	218	(11,397)	109	1,014
Other	(9,467)	(1,199)	(8,069)	(2,084)
Net cash provided by (used in) operating activities	157,908	145,795	619,608	638,192
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	—	—	—	(75,073)
Acquisitions of oil and natural gas interests	(425,190)	(731,618)	(696,242)	(830,128)
Proceeds from sale of oil and natural gas interests	(5)	2	87,669	(3,164)
Net cash provided by (used in) investing activities	(425,195)	(731,616)	(608,573)	(908,365)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	372,000	313,000	842,000	573,000
Repayment on credit facility	(111,000)	(300,000)	(844,000)	(462,000)
Proceeds from Notes	—	400,000	—	400,000
Net proceeds from public offering	2	—	475,906	—
Proceeds from public offering to Diamondback	—	200,000	—	200,000
Repurchased shares/units under buyback program	—	(28,040)	—	(95,221)
Dividends/distributions to stockholders	(62,912)	(44,596)	(219,465)	(128,777)
Dividends/distributions to Diamondback	(62,386)	(68,047)	(254,216)	(195,976)
Dividends to other non-controlling interest	(7,368)	—	(7,368)	—
Other	(2,847)	(7,441)	(2,910)	(13,163)
Net cash provided by (used in) financing activities	125,489	464,876	(10,053)	277,863
Net increase (decrease) in cash and cash equivalents	(141,798)	(120,945)	982	7,690
Cash, cash equivalents and restricted cash at beginning of period	168,649	146,814	25,869	18,179
Cash, cash equivalents and restricted cash at end of period	$26,851	$25,869	$26,851	$25,869

Viper Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Production Data:
Oil (MBbls)	2,747	2,257	9,939	8,028
Natural gas (MMcf)	7,236	5,321	24,606	19,130
Natural gas liquids (MBbls)	1,209	884	4,181	3,108
Combined volumes (Mboe)(1)	5,162	4,028	18,221	14,324

Average daily oil volumes (bo/d)	29,859	24,533	27,156	21,995
Average daily combined volumes (boe/d)	56,109	43,783	49,784	39,244

Average sales prices:
Oil ($/Bbl)	$69.91	$77.65	$75.48	$77.13
Natural gas ($/Mcf)	$0.84	$1.50	$0.60	$1.62
Natural gas liquids ($/Bbl)	$22.15	$21.47	$21.17	$21.55
Combined ($/boe)(2)	$43.56	$50.20	$46.85	$50.06

Oil, hedged ($/Bbl)(3)	$69.00	$76.56	$74.57	$76.05
Natural gas, hedged ($/Mcf)(3)	$1.05	$1.34	$0.85	$1.37
Natural gas liquids ($/Bbl)(3)	$22.15	$21.47	$21.17	$21.55
Combined price, hedged ($/boe)(3)	$43.38	$49.38	$46.68	$49.13

Average Costs ($/boe):
Production and ad valorem taxes	$3.13	$3.13	$3.34	$3.52
General and administrative - cash component	0.72	0.90	0.86	0.65
Total operating expense - cash	$3.85	$4.03	$4.20	$4.17

General and administrative - non-cash stock compensation expense	$0.16	$0.08	$0.16	$0.09
Interest expense, net	$3.70	$3.91	$4.05	$3.31
Depletion	$12.51	$11.12	$11.77	$10.20
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP (as defined below) financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash share-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and provision for (benefit from) income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution to Viper Energy, Inc. shareholders generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable for the current period, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, net of tax, distribution equivalent rights payments, preferred dividends, and an adjustment for changes in ownership interests that occurred subsequent to the quarter, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable dividends as at least 75 percent of cash available for distribution less base dividends declared and repurchased shares as part of its share buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable dividends:

Viper Energy, Inc.
(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Net income (loss) attributable to Viper Energy, Inc.	$210,067	$359,245
Net income (loss) attributable to non-controlling interest	62,733	244,401
Net income (loss)	272,800	603,646
Interest expense, net	19,112	73,848
Non-cash share-based compensation expense	815	2,975
Depletion	64,591	214,412
Non-cash (gain) loss on derivative instruments	(7,062)	(14,364)
Other non-cash operating expenses	58	55
Other non-recurring expenses	—	1,314
Provision for (benefit from) income taxes	(142,440)	(99,711)
Consolidated Adjusted EBITDA	207,874	782,175
Less: Adjusted EBITDA attributable to non-controlling interest	100,035	371,813
Adjusted EBITDA attributable to Viper Energy, Inc.	$107,839	$410,362

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current period	$(6,139)	$(49,372)
Debt service, contractual obligations, fixed charges and reserves	(11,118)	(39,219)
Lease bonus income, net of tax	(1,502)	(2,510)
Distribution equivalent rights payments	(98)	(393)
Preferred distributions	(20)	(80)
Cash available for distribution to Viper Energy, Inc. shareholders	$88,962	$318,788

	Three Months Ended December 31, 2024
	Amounts	Amounts Per Common Share
Reconciliation to cash available for variable dividends:
Cash available for distribution to Viper Energy, Inc. shareholders	$88,962	$0.86

Return of Capital	$66,722	$0.65
Less:
Base dividend	30,893	0.30
Cash available for variable dividends	$35,829	$0.35

Total approved base and variable dividend per share		$0.65

Class A common stock outstanding		102,977

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy, Inc. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy, Inc, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to holders of Viper Energy, Inc.’s Class A common stock.

Viper Energy, Inc.
Pre-tax income attributable to Viper Energy, Inc.
(unaudited, in thousands)

Three Months Ended December 31, 2024

Income (loss) before income taxes	$130,360
Less: Net income (loss) attributable to non-controlling interest	62,733
Pre-tax income attributable to Viper Energy, Inc.	$67,627

Income taxes payable for the current period	$6,139
Effective cash tax rate attributable to Viper Energy, Inc.	9.1%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, net, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy, Inc. to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy, Inc.
Adjusted Net Income (Loss)
(unaudited, in thousands, except per share data)

	Three Months Ended December 31, 2024
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Viper Energy, Inc. (1)	$210,067	$2.04
Net income (loss) attributable to non-controlling interest	62,733	0.61
Net income (loss)(1)	272,800	2.65
Non-cash (gain) loss on derivative instruments, net	(7,062)	(0.07)
Other non-cash operating expenses	58	—
Adjusted income excluding above items(1)	265,796	2.58
Income tax adjustment for above items	(7,653)	(0.08)
Adjusted net income (loss)(1)	258,143	2.50
Less: Adjusted net income (loss) attributed to non-controlling interests	59,211	0.57
Adjusted net income (loss) attributable to Viper Energy, Inc. (1)	$198,932	$1.93

Weighted average Class A common shares outstanding:
Basic		102,977
Diluted		102,977
(1) The Company’s earnings (loss) per diluted share amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of Class A common shares and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy, Inc., (ii) less the reallocation of $0.4 million in earnings attributable to participating securities, and (iii) divided by diluted weighted average Class A common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines the non-GAAP measure of net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	December 31, 2024	Net Q4 Principal Borrowings/(Repayments)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(in thousands)
Total long-term debt(1)	$1,091,350	$261,000	$830,350	$1,007,350	$1,103,350	$1,093,350
Cash and cash equivalents	(26,851)		(168,649)	(35,211)	(20,005)	(25,869)
Net debt	$1,064,499		$661,701	$972,139	$1,083,345	$1,067,481
(1) Excludes debt issuance costs, discounts & premiums.

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and natural gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and natural gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and natural gas industry.

The following table reconciles the Company’s standardized measure of discounted future net cash flows, a GAAP financial measure to PV-10, a non-GAAP financial measure. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2024
Standardized measure of discounted future net cash flows after taxes	$3,319,544
Add: Present value of future income tax discounted at 10%	364,976
PV-10	$3,684,520

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2026	FY 2027
Deferred Premium Puts - WTI (Cushing)	20,000	20,000	18,000	—	—	—
Strike	$55.00	$55.00	$55.00	$—	$—	$—
Premium	$(1.62)	$(1.61)	$(1.60)	$—	$—	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2026	FY 2027
Costless Collars - Henry Hub	60,000	60,000	60,000	60,000	60,000	—
Floor	$2.50	$2.50	$2.50	$2.50	$2.75	$—
Ceiling	$4.93	$4.93	$4.93	$4.93	$6.64	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	FY 2026	FY 2027
Natural Gas Basis Swaps - Waha Hub	60,000	60,000	60,000	60,000	40,000	40,000
Swap Price	$(0.80)	$(0.80)	$(0.80)	$(0.80)	$(1.40)	$(1.40)

Investor Contact:

Chip Seale
+1 432.247.6218
cseale@viperenergy.com

Source: Viper Energy, Inc.; Diamondback Energy, Inc.